CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.,
              COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                          SERIES 2001-CK6


            AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT

THIS AMENDMENT NO. 1 TO POOLING AND SERVICING AGREEMENT is dated as of June 28, 2002 (this "First Amendment"), by and among Credit Suisse First Boston Mortgage Securities Corp., as Depositor ("Depositor"), Midland Loan Services, Inc., as Master Servicer and Special Servicer ("Midland"), and Wells Fargo Bank Minnesota, N.A., as Trustee ("Trustee"), is made to the Pooling and Servicing Agreement dated as of December 11, 2001 (the "Pooling and Servicing Agreement"), by and among the Depositor, Midland and the Trustee, with respect to the Credit Suisse First Boston Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2001-CK6. Capitalized terms used in this First Amendment without definition shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.


                                RECITALS

        WHEREAS, the Depositor, Midland and the Trustee are the parties to the Pooling and Servicing Agreement; and

        WHEREAS, the parties have learned that the Pooling and Servicing Agreement needs to be amended as set forth herein in order to correct an error with respect to the compensation of one of the Designated Sub-Servicers under its respective Designated Sub-Servicing Agreement; and

        WHEREAS, Section 11.01 of the Pooling and Servicing Agreement provides for the amendment of the Pooling and Servicing Agreement by mutual agreement of the parties, without the consent of any of the Certificateholders, to correct, modify or supplement any provision in the Pooling and Servicing Agreement to correct any error; and

        WHEREAS, pursuant to Section 11.01 of the Pooling and Servicing Agreement the parties desire that the Pooling and Servicing Agreement be amended as set forth herein in order to correct the defective provision.



                                AGREEMENT

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Depositor, Midland and the Trustee agree as follows:

     SECTION 1. Amendment. Section 3.11 is hereby amended by inserting the following Subsection (j) at the end thereof:

      "(j) Notwithstanding anything in this Agreement to the contrary, pursuant to a Designated Sub-Servicing Agreement between the Master Servicer and KRECM,



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        KRECM, as a Designated Sub-Servicer, shall be entitled to retain as additional servicing compensation under such Designated Sub-Servicing Agreement, with respect to all KeyBank Mortgage Loans, to the extent received and to the extent that the Master Servicer or Special Servicer, as applicable, is entitled to retain such amounts under this Agreement as Additional Master Servicing Compensation or Additional Special Servicing Compensation, respectively, one hundred percent (100%) of any and all Net Assumption Application Fees and Net Assumption Fees. The Master Servicer is hereby authorized to enter into such a Designated Sub-Servicing Agreement, and KRECM's right to retain such additional servicing compensation under the Designated Sub-Servicing Agreement shall be transferable, shall be binding upon any successor Master Servicer or Special Servicer, and shall be terminated only in the event that KRECM resigns (to the extent such rights are not transferred prior to such resignation in accordance with the Designated Sub-Servicing Agreement) or is terminated for cause as a Designated Sub-Servicer under the Designated Sub-Servicing Agreement."

     SECTION 2. Conditions Precedent. This First Amendment shall become effective on the date (i) this First Amendment has been executed and delivered by a duly authorized officer of the Depositor, Midland and the Trustee and (ii) Midland and the Trustee shall have been furnished with an Opinion of Counsel to the effect that neither this Amendment nor the exercise of any power granted to the parties in accordance with this Amendment will result in an Adverse REMIC Event with respect to any REMIC Pool or an Adverse Grantor Trust Event with respect to either Grantor Trust Pool.

     SECTION 3. Limited Effect. Except as expressly amended and modified by this First Amendment, the Pooling and Servicing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

     SECTION 4. Definitions In Existing Agreement. Unless otherwise defined in this First Amendment, capitalized terms used herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

     SECTION 5. Counterparts. This First Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

     SECTION 6. Governing Law. This First Amendment shall be governed by, and construed in accordance with, the law of the State of New York.


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        IN WITNESS WHEREOF, the Depositor, Midland and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

WELLS FARGO BANK MINNESOTA, N.A.,             CREDIT SUISSE FIRST BOSTON
as Trustee                                    MORTGAGE SECURITIES CORP.,
                                              as Depositor

By: _____________________________             By:_____________________________
Name: ___________________________             Name:___________________________
Title:___________________________             Title:__________________________



MIDLAND LOAN SERVICES, INC.,
as Master Servicer and Special Servicer

By:______________________________
Name:____________________________
Title:___________________________